Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Midatech Pharma PLC

Cardiff, United Kingdom

We hereby consent to the incorporation by reference in this Form F-3 to be filed on or about 18 October 2022 of our report dated 25 April, 2022, relating to the consolidated financial statements of Midatech Pharma PLC, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021. The report on the financial statements for the year ended December 31, 2021 contains an explanatory paragraph regarding the ability of Midatech Pharma PLC to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Mazars LLP

Mazars LLP

London, United Kingdom

18 October, 2022